EXHIBIT 99.5

American Precision Fabricators, Inc.
Consulting  Services Agreement
Andy Galbach

This Consulting Services Agreement (the "Agreement"), dated April 1, 2018 is entered into between, American Precision Fabricators, Inc. a Arkansas  Corporation  ("the Company), and Andy Galbach, an individual with a principal place of residence in Arkansas ("Consultant").
WHEREAS, the Company desires to retain the services of Consultant for the benefit of the Company and its stockholders; and
WHEREAS, Consultant desires to continue to serve the Company for 3 months and subject to the terms and conditions set forth herein;
NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:
1. Consultant Duties.  Consultant agrees to provide management services to the Company that are in line with his duties prior to the purchase of American Precision Fabricators, Inc. by Alpine 4 Technologies, Ltd . Consultant shall, for 3 months from the date hereof with a Company elected option to extend the consulting arrangement for another 1 month. Consultant agrees to meet with the Company on workdays for the first 3 months, at times of normal business hours, to carry on his current duties involving the Company.  The Consultant's shall provide to Company his expertise in product development, marketing or other business disciplines where Consultant has a deep understanding with respect to the Company's business operations and that such requests may require substantial additional time and efforts in addition to Consultant's customary service as a Consultant.
2. Compensation.  Consulting services during first 90 day period are to be considered inclusive of the purchase of the company.
3. Mutual Non-Disparagement.  Consultant and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.
4. Cooperation.  In the event of any claim or litigation against the Company and/or Consultant based upon any alleged conduct, acts or omissions of Consultant during the tenure of whether known or unknown, threatened or not as of the time of this writing, the Company will cooperate with Consultant and provide to Consultant such information and documents as are necessary and reasonably requested by Consultant or his counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Consultant has access all available insurance coverage and shall do nothing to damage Consultant's status as an insured, and shall provide all necessary information for Consultant to make or tender any claim under applicable coverage.
5.  Confidentiality.  Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law in connection with any registration or filing, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof.
6.  Governing Law.  This Agreement shall be governed by the law of the State of Arkansas. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys' fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.
7.  Termination:  Company reserves the right to terminate this agreement at any point during the agreement.

In witness whereof, the parties hereto enter into this Agreement as of the date first set forth above.

/s/ Kent Wilson	Date: April 1, 2018
Kent Wilson CEO

/s/ Andy Galbach	Date: April 1, 2018
Andy Galbach, Consultant